Exhibit 99.1

Resources Global Professionals Names Tony Cherbak Executive Vice President of Operations

New Position to Support Domestic and International Growth

COSTA MESA, Calif., July 13, 2005 – Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm, today announced that Tony Cherbak has been named to the newly-created position of Executive Vice President of Operations, effective July 11, 2005. He will be designated a principal officer of the Company.

Mr. Cherbak brings to Resources Global Professionals over 26 years of professional services, operations and financial management experience. He joins the company from Deloitte & Touche LLP (“Deloitte”), where he spent the majority of his career as an audit partner in the Orange County, California office. Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region, and most recently served as the partner in charge of the Orange County audit practice. In 1996, Mr. Cherbak took a position as CFO of the apparel company Mossimo before rejoining Deloitte in mid 1997.

“We searched for and found the right addition to our executive team to help us continue to grow and manage the expanded business,” said Don Murray, Resources Global Professionals Chairman, President and CEO. “Managing growth in a way that maintains our culture, our productivity and well-regarded client service, while realizing cost efficiencies across our firm, takes a special talent and Tony has that.”

Mr. Cherbak will have responsibility for Resources’ overall operations, including deployment of a new information management system, and the real estate needs of the company as it continues to expand its presence in the U.S., Canada, Europe and Asia.

Mr. Cherbak graduated from Loyola Marymount University in 1978 with a BS in Accounting.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, Inc. is an international professional services firm that provides accounting and finance, human capital, information management, supply chain management, internal audit/risk management, and legal services on a project basis. The Company was originated as part of Deloitte & Touche LLP in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touche Tohmatsu Australia and Deloitte Touche Tohmatsu Taiwan. Resources Global Professionals today is completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Global Professionals has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today’s marketplace.

Headquartered in Costa Mesa, California, the Company operates from more than 60 worldwide offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes 200 Best Small Companies list for the third consecutive year. More information about the company is available at http://www.resourcesglobal.com.